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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                        CERTIFIED DIABETIC SERVICES, INC.

                  Certified Diabetic Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                  FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

                           RESOLVED, that subject to the approval of the
                  stockholders of the Corporation, Article Fourth of the Certificate of Incorporation be amended to read in its entirety as follows:

                                    "FOURTH: The aggregate number of shares of
                           capital stock which the Corporation shall be authorized to issue shall be Thirty Million (30,000,000) shares of which Twenty-Five Million (25,000,000) shares are Common Stock, $.01 par value per share (the "Common Stock"), and Five Million (5,000,000) shares are Preferred Stock, par value $.01 per share (the "Preferred Stock"). The Board of Directors of the Corporation is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors."; and further

                           RESOLVED, that subject to the approval of the
                  stockholders of the Corporation, the Certificate of Incorporation be amended to include the following provisions:
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                                    "NINTH: The election of directors need not
                           be by written ballot unless the by-laws so provide.

                                    TENTH: Whenever a compromise or arrangement
                           is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

                                    ELEVENTH: Anything to the contrary in this
                           Certificate of Incorporation notwithstanding, no director shall be liable personally to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided however, that nothing in this paragraph shall eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or

                                       2

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                           omissions not in good faith or which involve
                           intentional misconduct or a knowing violation of law,
                           (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. The modification or repeal of this Article Eleventh shall not affect the restriction hereunder of a director's personal liability for any act or omission occurring prior to such modification or repeal."

                  SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given their written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

                  THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, said Certified Diabetic Services, Inc. has caused this Certificate to be signed by Myron M. Blumenthal, its Treasurer, this 3rd day of September, 1997.

                                          CERTIFIED DIABETIC SERVICES, INC.


                                          By:     /s/ Myron M. Blumenthal
                                               -------------------------
                                               Name: Myron M. Blumenthal
                                               Title: Treasurer